Exhibit 99.1

                OraLabs Announces Reverse Stock Split

    PARKER, Colo.--(BUSINESS WIRE)--Dec. 4, 2003--OraLabs Holding Corp. (the "Company") (Nasdaq:OLAB) announced today that its Board of Directors has designated the close of trading on December 15, 2003, as the record date for a reverse stock split to be effective on December 16, 2003.
    The reverse split ratio will be one for two, and any fractional share resulting from the split will be rounded up to the next highest whole share. The Company has scheduled a special meeting of its stockholders for December 15, 2003, for the purpose of acting upon the reverse stock split. Approval by the stockholders is assured because the Company's largest stockholder owns sufficient shares to approve the transaction and intends to vote in favor of it. The reverse split is being enacted to seek to retain the Company's listing of its common stock on the NASDAQ SmallCap Market(TM). However, even if the reverse split results in the Company's stock price meeting the $1.00 minimum bid price requirement for continued listing as set forth in Marketplace Rule 4310(c)(4), there can be no assurance that the Listing Panel will grant the Company's request for continued listing.

    OraLabs, Inc. manufactures Ice Drops(R) brand oral care products, Sour Zone(TM) brands of sour drops and sprays, Lip Rageous(R), Lip Naturals(TM), Chap Ice(R) and Essential Lip Moisturizer(TM) brands of lip balm. The product line includes breath drops, breath sprays, lip balms and a variety of private label products. OraLabs products are sold through more than 50,000 retail outlets in the United States and in over 35 foreign markets. Additionally, OraLabs supplies products to various airlines.
    OraLabs dietary supplement products include Glucosamine + MSM, 5-HTP, Breast Plus(TM) and Cheat & Lean(R).

    Forward-Looking and Cautionary Statements

    Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statements regarding anticipated sales growth, expectations regarding financial results for the quarter and expectations regarding future outcomes. These statements are based on the Company's current beliefs and expectations as to such future outcomes. These statements involve a number of risks, uncertainties, and other factors that could cause results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: OraLabs Holding Corp.
             Gary Schlatter, 303-783-9499
             gschlatter@oralabs.com